Exhibit 99.1

World Energy Solutions Announces Executive Change

Worcester, MA – June 7, 2012 – World Energy Solutions, Inc. (NASDAQ: XWES) today announced that Phil Adams, Company President since 2007 and Chief Operating Officer since 2003, will now serve as President & CEO and Director of World Energy Solutions, effective immediately. He replaces Richard Domaleski, who has tendered his resignation as Chief Executive Officer and Director.

“I’m very proud of my work at World Energy and what the Company has grown into today, but I’m also looking forward to what’s next”, said Richard Domaleski. “Those who know me best know that I’m an entrepreneur at heart, and I like nothing more than starting new businesses. I anticipate continuing to help World Energy as a channel partner and, separately, to pursuing new opportunities and interests.”

“As the Company’s largest shareholder, I feel very comfortable leaving World Energy in the expert hands of Phil Adams. Phil is the right person to lead World Energy in this important next phase of the Company’s evolution. He has been an integral part of World Energy for the last decade, helping take the Company from a small startup to the profitable, national firm it is today. Along the way, he has excelled at running all aspects of the business, helped plan and execute our successful IPO, and, most recently, spearheaded the three acquisitions we made last year that have put us on such strong footing.”

Added Phil Adams: “I am truly appreciative of the opportunities Rich has provided me at World Energy and for the confidence he and the Board have in appointing me CEO. Today, World Energy is on track to deliver record revenue and profit in 2012, and we are successfully laying the groundwork for strong organic growth in 2013 and beyond.”

“We are grateful for the executive leadership Richard has provided World Energy since founding the Company in 1996, taking it public in 2006, and growing it into the leader in energy management it has become today,” said Edward Libbey, Chairman of the Board of Directors. “Thanks to Richard’s vision, the leadership he and Phil Adams have demonstrated, and the senior team they have built around them, World Energy now is the strongest it has ever been, having posted record revenue and profit in 2011 and the best quarter in its history to start 2012, with year over year revenue surging 61% and EBITDA increasing 131%.”

About World Energy Solutions, Inc.

World Energy Solutions, Inc. (NASDAQ: XWES) is an energy management services firm that brings together the passion, processes and technologies to take the complexity out of energy management and turn it into bottom-line impact for the businesses, institutions and governments we serve. To date, the Company has transacted more than $30 billion in energy, demand response and environmental commodities on behalf of its customers, creating more than $1 billion in value for them. World Energy is also a leader in the global carbon market, where its World Energy Exchange® supports the ground-breaking Regional Greenhouse Gas Initiative’s (RGGI) cap and trade program for CO2 emissions. For more information, please visit www.worldenergy.com.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to the following: our revenue and backlog are dependent on actual future energy purchases pursuant to completed procurements; the demand for our services is affected by changes in regulated prices or cyclicality or volatility in competitive market prices for energy; and there are factors outside our control that affect transaction volume in the electricity market. Additional risk factors are identified in our Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.

For additional information, contact:

Dan Mees World Energy Solutions, Inc. (508) 459-8156 dmees@worldenergy.com	Erika Moran The Investor Relations Group (212) 825-3210 emoran@investorrelationsgroup.com